EXHIBIT 99.1

DIGITAL ANGEL REJECTS INADEQUATE ACQUISTION PROPOSAL

SO. ST. PAUL, MN – September 28, 2010 -- Digital Angel Corporation (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that its Board of Directors unanimously rejected PositiveID Corporation’s inadequate unsolicited non-binding proposal for acquisition.  PositiveID Corporation, formerly known as VeriChip Corporation, (NASDAQ: PSID) was previously a subsidiary of Digital Angel, which Digital Angel divested in 2008.

Digital Angel’s Board of Directors found the proposed offer highly opportunistic and designed to take advantage of the low stock valuation arising from uncertainty surrounding its NASDAQ-listing.  The Board’s determination that the proposed offer is inadequate was based on several grounds, including:  1) the proposed value of $16.9 million, approximately $.60 per share, does not accurately reflect the true value of a company with an annual revenue stream of $35 to $40 million; 2) it does not take into consideration recent developments in several key growth markets that benefit Destron Fearing, Digital Angel’s animal ID business; 3) it does not take into account alternative exchanges, that if need be, will allow for the continued trading of Digital Angel stock; 4) it does not account for the intrinsic benefits of ongoing restructuring tactics that have begun to show results; 5) offers a volatile, undesirable security rather than cash; and 6) the proposed transaction fails to reflect that DIGA shareholders would be shouldering significant additional costs with no corresponding benefit.

Furthermore, the Board believes the proposed offer is less attractive than other informal indications of interest the Board of Directors has received.  The Board is in the process of engaging a financial advisor to independently value the company and to advise it on all available strategic alternatives including maintaining its independence.

Below is the text of the letter that Digital Angel sent to PositiveID’s (VeriChip) Board of Directors:

September 28, 2010

VIA EMAIL AND POST

Board of Directors
PositiveID Corporation
1690 South Congress Avenue
Suite 200
Delray Beach, Florida 33445
Attention: Scott R. Silverman, Chairman and Chief Executive Officer

Dear Members of the Board:

I am writing to you, on behalf of the Board of Directors of Digital Angel Corporation ("DIGA"), to decline your non-binding proposal to acquire all of the outstanding shares of capital stock of DIGA.

The reasons include the following:

Your proposed offer of approximately $16.9 million in PositiveID/VeriChip common stock (total outstanding shares multiplied by $0.60) significantly undervalues DIGA.  We believe DIGA is worth substantially more given its annual revenue stream of $35 million to $40 million, as well as recent developments that will benefit Digital Angel’s animal ID business going forward.

Digital Angel is making progress on its strategic restructuring effort to focus on a single core business – animal identification.  Digital Angel expects many positive events to complement its plan and it is our opinion the PositiveID/VeriChip business does not enhance these efforts.  We are well-versed in PositiveID/VeriChip’s business as we made a conscious decision to divest PositiveID/VeriChip from Digital Angel in 2008 due to a lack of synergies between the businesses and our desire not to be associated with the human ID chip business.  Moreover, we do not see a combination of the two firms as benefitting DIGA shareholders because Digital Angel already has the right to use the referenced PositiveID/VeriChip patented technology in its animal identification business without any further obligations; meaning other than significant additional overhead expense with no associated revenue nothing new will be brought to the table for DIGA shareholders by combining the two companies.

The Board of Directors believes your proposed offer based on shares of PositiveID Corporation/VeriChip common stock presents an unnecessary level of business risk and offers an undesirable volatile security instead of cash, at a time when our turnaround efforts are beginning to take hold and business trends are improving in our core operations.

Therefore, our Board unanimously resolved your current offer is not in the best interest of our shareholders.

Very truly yours,

/s/ Joseph Grillo

Joseph Grillo

Chief Executive Officer

About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

KCSA Strategic Communications
Todd Fromer / Rob Fink
212-896-1206
digitalangel@kcsa.com

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